Exhibit 10.16

GUARANTY

This commitment (the “Guaranty”) is made this  22 day of  April, 2020, by WE-Innventure LLC (hereinafter “Guarantor”), a company validly organized and existing under the laws of Delaware with offices at 3452 Lake Lynda Drive Building 100, Suite 151 Orlando, Florida 32817, in favor of  TOTAL S.A. (hereinafter “Beneficiary”).

W I T N E S S E T H

WHEREAS, Beneficiary has entered into or will enter into a binding term sheet (“Term Sheet”) with PureCycle: Ohio LLC, an Ohio limited liability company (hereinafter “Obligor”);

WHEREAS, Obligor is an indirect subsidiary of Guarantor;

WHEREAS, Guarantor desires to guarantee payment to Beneficiary of the obligations of Obligor to Beneficiary arising pursuant to the Term Sheet that arise upon the occurrence of a PCO Triggering Event (a “PCO Triggering Event”) as defined in the Term Sheet (the “Transactions”); and

WHEREAS, Beneficiary is willing to initiate or continue such Transactions with Obligor, provided Guarantor unconditionally guarantees and otherwise ensures full and timely payment by Obligor to Beneficiary as provided herein.

NOW, THEREFORE, in consideration of the premises set forth above and to induce Beneficiary to become a Beneficiary of Obligor from time to time in respect of Transactions by Obligor with Beneficiary, it is agreed as follows:

1.
Guarantor hereby unconditionally guarantees the obligation by Obligor to pay, when due, any unreimbursed portion of the Resin Pre-Purchase Amount upon the happening of a PCO Triggering Event (the “Obligation”).  In no event shall this Guaranty exceed a maximum aggregate amount of five million dollars ($5,000,000).

2.	Guarantor agrees that Beneficiary shall have the right to:

(a)	extend, in whole or in part, the time of performance or payment of the Obligation owing hereunder by Obligor to Beneficiary;

(b)	agree with Obligor to make any change, amendment or modification whatsoever of any term or condition of any agreement;

(c)	settle, compromise, release, surrender, modify or impair, and enforce, exercise or fail or refuse to enforce or exercise, any claims, rights or remedies of any kind or nature against Obligor; and

(d)	accept any security or other guarantees or sureties for the performance by Obligor of the Obligation to Beneficiary.

3.
Guarantor hereby ratifies and affirms any such extension, change, amendment, renewal, release, surrender, exchange, modification, impairment, settlement or compromise, and all such actions shall be binding upon Guarantor.

4.
This Guaranty shall be construed as an unconditional, absolute, indivisible and cumulative continuing guaranty of payment only.   It being understood that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligation is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy, or reorganization of Obligor, or any other guarantor or otherwise, all as though such payment had not been made.

5.   The Guarantor shall be subrogated to of all rights of the Beneficiary with respect to the Obligor if the Obligations have been paid to Beneficiary by the Guarantor; provided, however, that the Guarantor shall not be entitled to enforce or exercise any right that it may acquire by way of subrogation, in all cases as a result of payment under this Guaranty, if, after giving effect to any such payment, any amounts are due and unpaid under this Guaranty. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Beneficiary and to pay over such amount to the Beneficiary.”

6.
Guarantor’s liability hereunder shall be limited to payments expressly required to be made under the Transactions and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages.

7.	Guarantor hereby waives:

(a)	notice of acceptance hereof and notice of any Transaction;

(b)	notice of any presentment, demand, protest and notice of protest and dishonor and default in any and all forms of such indebtedness or liability of Obligor; and

(c)
any requirement that suit be brought against Obligor, or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Obligations or as a condition to the enforcement of this Guaranty against Guarantor.

8.
In the event of default by Obligor in payment of any unreimbursed portion of the Resin Pre-Purchase Amount upon the occurrence of a PCO Triggering Event, Beneficiary shall make a demand to Guarantor (a “Demand Letter”), and Guarantor shall immediately pay  all Obligations then due and owing to Beneficiary within five (5) business days of receipt of the Demand Letter.  A Demand Letter shall be in writing, sent pursuant to Paragraph 11 and shall reasonably and briefly specify in what manner and/or what amount Obligor has defaulted and an explanation of why the Obligations are due, with a statement that Beneficiary is calling upon Guarantor to fulfill its Obligations hereunder.  A Demand Letter satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it must fulfill its Obligations related to such default. A single written Demand Letter shall be effective as to any specific default during the continuance of such default until Obligor or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

9.
Any payment made by Guarantor under this Guaranty shall reduce, dollar for dollar, any Rebate (as defined in the Term Sheet) otherwise due to Beneficiary under the Term Sheet.  Obligor is an intended third party beneficiary of this Section 9.

10.	Guarantor represents that:

(a)
Guarantor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power, authority and legal right to execute, deliver and perform the terms of this Guaranty;

(b)	This Guaranty has been duly authorized by all necessary company actions of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms;

(c)
The execution and delivery of this Guaranty, and the performance of its terms and provisions, will not contravene any provisions of law now in effect, judgment, decree, order, or permit, or result in or constitute a breach of the terms, conditions or provisions of the charter or bylaws of Guarantor or any agreement or instrument to which Guarantor is a party, or by which it is bound; and

(d)
At the time of the execution and delivery of this Guaranty, nothing exists to impair the effectiveness of Guarantor’s liability to Beneficiary hereunder, or the immediate taking effect of this Guaranty as the sole agreement between it and Beneficiary with respect to guaranteeing the Obligations of Obligor to Beneficiary.

11.
This Guaranty is not assignable by Beneficiary without Guarantor’s consent; provided, however, that Beneficiary may assign this Guaranty to an affiliate to which the Transactions have been assigned, upon written notice to Guarantor without Guarantor’s consent.

12.
Guarantor may not assign its rights or delegate its obligations hereunder voluntarily or by operation of law and any purported assignment or delegation without Beneficiary’s consent shall be null and void.

13.
Unless sooner terminated, this Guaranty is for a term of seven (7) years.  In no event shall termination be effective as to Transactions entered into between Beneficiary and Obligor or Obligations of Obligor to Beneficiary arising prior to the effective date of termination. Notices shall be deemed received if sent to the addresses specified herein or at such other addresses as may be designated from time to time by Guarantor or Beneficiary: (i) if sent by overnight express delivery, upon actual delivery as evidenced by confirmation by the courier company indicating date of actual delivery; (ii) if sent by facsimile transmission, on the day of receipt (if such day is a business day, or if such day is not a business day, the next succeeding business day) as evidenced by sender’s transmission report; or (iii) if sent by certified, first class mail, return receipt requested, upon actual delivery as evidenced by the signed receipt indicating date of actual delivery.  Addresses for notice are as follows:

To Beneficiary:	TOTAL S.A.
Attn: [***]
Phone No.: [***]
Facsimile No.: [***]

To Guarantor:	WE-Innventure LLC
Attn: [***]
Phone No.: [***]
Facsimile No.: [***]

14.
The laws of the State of Delaware shall govern this Guaranty and the performance hereof without regard to principles of conflicts of laws.  If any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

15.
Guarantor and Beneficiary each waive, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding relating to this Guaranty.

16.
Subject to Guarantor’s right to terminate this Guaranty pursuant to Section 12, no amendment of this Guaranty shall be effective unless in writing and signed by Guarantor and Beneficiary; provided however, that a written instrument executed solely by Guarantor may extend the termination date, increase the Guarantor’s aggregate amount guaranteed hereunder, or both.  No waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver shall be in writing and signed by Beneficiary.  Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

17.
This Guaranty constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede and revoke all other previous and prior agreements issued by Guarantor on behalf of Obligor to Beneficiary, if any.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty on the date first mentioned above.

WE-INNVENTURE LLC

By:
Name:
Title: